Exhibit 10.2
September 6, 2024 Sent electronically Graham O’Brien
[via email]

Dear Graham,

On behalf of ZoomInfo (the “Company”), I am pleased to offer you the interim position of Executive Vice President and Chief Financial Officer, effective September 6, 2024. We believe you will continue to be a valuable addition and are confident that ZoomInfo will present a challenging and rewarding opportunity. This letter formally presents the specifics of the appointment terms.
During your tenure in this interim position, you will report directly to Henry Schuck, Chief Executive Officer.

For the period beginning September 6, 2024, and continuing until September 6, 2025, we will provide you with an overlay to your base salary of $140,000, bringing your total annual base salary for this period to $450,000. After September 6, 2025, we will remove the overlay and your base salary will be set at a level commensurate with your role at the Company and reflective of your duties, scope, and responsibilities at that time. The overlay is treated like your general base salary for all taxes and benefits deductions. You are also eligible for a short-term cash incentive with an annual target amount of 50% of the total current base salary amount (current base salary + overlay). Achievement of the short-term cash incentive will be based on specific performance metrics and achievement against those metrics. For the 2024 performance year, which began on January 1, 2024, and ends on December 31, 2024, the target percentage for your cash bonus will be pro-rated from January 1, 2024 until September 5, 2024 at 30% of your salary prior to this interim appointment and from September 6th, 2024, until December 31, 2024 the target amount will be 50%. Your bonus target will return to 30% at the earlier of (i) September 6, 2025, or (ii) the end of your time in the interim appointment which will conclude upon the start date of a person designated as the permanent Executive Vice President & Chief Financial Officer and elected by the board of directors as an officer of the Company. In the event you return to your prior position as Vice President, FP&A, because of the commencement of employment of a permanent Chief Financial Officer prior to December 31, 2024, your cash bonus target will be at 50% of the base salary with overlay outlined in this letter until December 31, 2024.
Equity Award(s)

In consideration of your service in this interim capacity, for as long as you serve in it, subject to the due execution of agreements in a form acceptable to the Company and the discretion and approval of the Company and its Board or Compensation Committee, as applicable, you will receive an equity award under the Company’s 2020 Omnibus Incentive Plan
(the “OIP”) consisting of restricted stock units (“RSUs”) in an amount 125,000 restricted stock units (“RSUs”). If approved, your equity award will vest over a four-year period, with a vesting commencement date of October 1, 2024, subject to your continued employment with the Company at the applicable vesting dates. 25% of the RSUs will be scheduled to vest 12 months from the vesting commencement date, and the remainder will vest in equal quarterly installments over the remaining three- year period. This award is in recognition of your service in the interim role and will be recommended to the Board even if you are notified prior to the approval date that you will be returning to your prior role of Vice President, FP&A.

805 Broadway St, Suite 900, Vancouver, WA 98682    800.914.1220 | zoominfo.com

This is a high-level summary and your grant will be subject to all of the terms and conditions of the Company's organizational documents, the OIP and the terms and conditions of your award documents.
You will also be eligible to receive future equity awards under the OIP at a level appropriate for your seniority and performance as may be determined from time to time by the Company and the Board at their discretion. Any such equity awards will be subject to the due execution of appropriate agreements in a form acceptable to, and approved by, the Company.
Compensation Benefits Connected to Termination By the Company Without Cause and Termination By the Employee For Good Reason Where Termination Is Not Connected to Change in Control:
The Company is confident you will excel in this position. However, if, absent a Change in Control, for any reason your employment with the Company is involuntarily terminated without Cause or you terminate for Good Reason (each as defined below), the Company will, after due execution of a separation agreement and release of claims on a form specified by the Company in its sole discretion, pay you a cash lump sum equivalent to 50% of your then-current base salary on the date of your termination as well as an additional cash lump sum approximately equivalent to six (6) months of company-paid major medical plan premiums provided you were enrolled in a Company-sponsored major medical healthcare plan on the date of your termination. For clarity, should your termination occur during the period in which you are operating in your capacity as interim Chief Financial Officer, we will consider the base salary for the purposes of the calculation to be $450,000. Should a termination even occur after the date you are confirmed in the role, or the date you return to Vice President, FP&A, the base salary will be the annual salary you are paid at the time of the notification date. In either case, the overlay would be removed.
In addition, provided you execute and do not revoke the separation agreement and release of claims, the Company will accelerate any unvested time-based RSUs that would otherwise have become vested within 90 days of your termination date, up to a maximum of $500,000 in fair market value as of the date of acceleration.
For purposes of a Termination Without Cause and Not Connected to a Change in Control, “Cause” shall mean:

(i)Willful failure to perform your duties, including, but not limited to, cooperation in any investigation or formal proceeding as is required by your role and relationship with the Company (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)Willful failure to comply with any valid, legal, and ethical directive of the Company;

(iii)Engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;
(iv)Embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company;

(v)Conviction of or plea of guilty or no contest to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude;
(vi)Violation of a material policy of the Company;

(vii)Willful unauthorized disclosure of Trade Secrets or Confidential Information (as defined below);

805 Broadway St, Suite 900, Vancouver, WA 98682    800.914.1220 | zoominfo.com

(viii)Material breach of any material obligation under this appointment letter or any other written agreement between you and the Company; or
(ix)Any material failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during the your employment term.
The foregoing definition does not in any way limit the “at will” nature of your employment. Except for a failure, breach, or refusal which, by its nature, cannot reasonably expected to be cured, you shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that, if the Company reasonably expects irreparable injury from a delay of thirty (30) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.
For purposes of a Termination For Good Reason and Not Connected to a Change in Control, “Good Reason” shall exist in the event of: (i) a material diminution in your current base salary amount or target bonus opportunity (other than as contemplated by this appointment letter), (ii) a material change or diminution in your authority, duties or responsibilities (other than as contemplated by this offer letter), (iii) a material change in geographic location at which you are required to perform services, or (iv) any material breach by the Company of your RSU agreement or any other stock award agreement.. In such case, you will be entitled to terminate your employment for “Good Reason” within thirty
(30) days of the existence of such circumstance. If you do not terminate your employment for Good Reason within thirty (30) days of the initial existence of such grounds, then you will have waived your right to terminate for Good Reason with respect to such grounds.
Termination in Connection with a Change in Control Within 12 Months Following the Change in Control Event

You are eligible for certain benefits in the event of your termination of employment in connection with a Change in Control. “Change in Control” is defined in the OIP. If within twelve (12) months following a Change in Control, (i) you are involuntarily terminated without Cause (as defined in the ZoomInfo 2020 Omnibus Incentive Plan), or (ii) you resign for Good Reason (as defined above), all unvested RSUs, options, and all other equity awards that are unvested shall become fully vested upon the date of your Termination.
The Company will pay you a cash lump sum equal to 75% of your base salary, twelve (12) months of company-paid major medical coverage, and the greater of (i) 100% of your eligible short-term incentive amount or (ii) 100% of the average of the last two years of the earned short-term incentive amount. For clarity, should your termination occur during the period in which you are operating in your capacity as interim Executive Vice President & Chief Financial Officer, we will consider the base salary for the purposes of the calculation to be $450,000. Should a termination event occur after the date you are confirmed in the role, or the date you return to the role of Vice President, FP&A, we will consider the base salary to be the greater of (i) your salary in effect at the time of the Change in Control, or (ii) the base salary at time of the termination or determination of Good Reason.
In addition, provided you execute and do not revoke the separation agreement and release of claims, the Company will accelerate 100% of any unvested RSUs that would otherwise have become vested. Any performance-based RSUs or performance share units will accelerate and vest 100%, provided the terms and conditions of the award agreements for those awards permit acceleration of the entire award in the event of termination connected to change in control. Should the award agreements provide for a different acceleration amount, schedule, or conditions for acceleration upon a Change of Control, the award agreement language for each specific award will control.

805 Broadway St, Suite 900, Vancouver, WA 98682    800.914.1220 | zoominfo.com

Receipt of any of the equity acceleration, cash payment, and other benefits related to termination in connection with a Change in Control are contingent upon your due execution of a lawful separation agreement and release of claims on a form specified by the Company in its sole discretion as long as it is done so in good faith.
In the event the Company adopts a Change in Control and executive severance plan in the future or a similar type arrangement in which you are eligible to participate, your participation will be the greater of (i) the benefit and compensation levels provided in this appointment letter, or (ii) the benefits and compensation described in the new plan and participant agreement. If the new plan and participant agreement are more generous, upon due execution of that plan, the terms and conditions related to benefits and severance payments described in this appointment letter are void.
You will continue to participate in all other ZoomInfo benefits and programs. You remain a participant in ZoomInfo’s Flexible Time Off (FTO) policy for all exempt and salaried non-exempt employees. ZoomInfo’s Flexible Time Off policy is offered with the understanding that employees should take the time off they need when they need it. Additionally, ZoomInfo offers a Sick Leave policy, which will be prorated in your first year of employment. Employees will be granted an additional 52 hours of sick leave in January of each year. More information on our FTO and Sick Leave policy can be found in the Employee Handbook.
You will continue to be eligible for and participate in, as you elect, our Health, Vision, and Dental Insurance available through Regence, VSP, and Delta Dental. You will be eligible for medical, dental, and vision coverage. You continue to be eligible to contribute to ZoomInfo's 401(k) on the first day of the month following the date of hire with a 50% match on the first 7% of contribution, vesting over 3 years. We also offer the following benefits: HSA, Dependent Care FSA, Life Insurance, AD&D, Short Term & Long-Term Disability Insurance, and Pet Insurance.
Your employment at the Company will be “at-will.” This means that you are free to resign at any time with or without cause or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without cause or prior notice. Although your job duties, title, compensation, benefits, and the Company’s policies and procedures may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. Your employment with the Company is subject to ZoomInfo’s general employment policies, many of which are described in the ZoomInfo Employee Handbook.
By accepting the appointment terms described in this letter, you acknowledge and agree that any materials shared with you that are designated as “confidential” by ZoomInfo prior to your Start Date are confidential and that you will maintain the confidentiality of such materials and not make any disclosure of such materials or any information contained therein to any third party. In the event of any loss or unauthorized disclosure of such materials of information, you agree to promptly notify ZoomInfo.
Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you continuing to work with us as a member of the ZoomInfo team.

805 Broadway St, Suite 900, Vancouver, WA 98682    800.914.1220 | zoominfo.com

Sincerely,
/s/ Chad Herring

Chad Herring, CHRO ZoomInfo

Agreed & Accepted:

/s/ Graham O’Brien

Graham O’Brien

805 Broadway St, Suite 900, Vancouver, WA 98682    800.914.1220 | zoominfo.com